                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                                 OM GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                 OM GROUP, INC.

                                   TOWER CITY
                              3500 TERMINAL TOWER
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2204

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 2003

     Notice is hereby given that the 2003 Annual Meeting of Stockholders of OM Group, Inc. will be held at National City Bank, 1900 East Ninth Street, Auditorium, 4th Floor Annex, Cleveland, Ohio 44114, on Tuesday, May 6, 2003, at 10:00 a.m., for the following purposes:

          1. To elect two directors;

          2. To ratify the appointment of Ernst & Young LLP as independent auditors; and

          3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 14, 2003 are entitled to notice of and to vote at the meeting. A stockholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                          MICHAEL J. SCOTT, Secretary

Cleveland, Ohio
April 4, 2003

                                 OM GROUP, INC.

                                   TOWER CITY
                              3500 TERMINAL TOWER
                                50 PUBLIC SQUARE
                           CLEVELAND, OHIO 44113-2204

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of OM Group, Inc. (the "Company") and will be voted in accordance with the instructions given in the proxy if it is returned duly executed and is not revoked. A stockholder may revoke a proxy at any time before it is voted by giving notice to the Company in writing or at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 4, 2003. The record date for determination of stockholders entitled to vote at the meeting was the close of business on March 14, 2003. On that date, the outstanding voting securities of the Company were 28,452,163 shares of Common Stock, par value $.01 per share. Each share of Common Stock is entitled to one vote. Abstentions will be counted for the purpose of determining whether a quorum is present at the meeting, but will not be counted as voting on the matters to which the abstention applies.

     The Company is not aware of any matters other than those stated in the notice that will be presented to the meeting for action by the stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in their best judgment.

     The cost of soliciting proxies will be borne by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with the solicitation. For purposes of obtaining broad stockholder representation at the meeting, Proxy Express has been retained by the Company for distribution services, at an anticipated cost of approximately $5,000 plus postage costs. In addition, directors, officers and employees of the Company, without being additionally compensated, may make additional requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON THE PROXY)

     The authorized number of directors of the Company is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

     For election as directors at the Annual Meeting of Stockholders to be held on May 6, 2003, the Board of Directors has recommended the election of John E. Mooney and Markku Toivanen to serve as directors for three-year terms expiring in 2006. If either of the nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that either nominee will be unavailable. The nominees receiving the largest number of votes will be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting.

NOMINEES FOR ELECTION

                       JOHN E. MOONEY, age 52, has been a director of the Company since 1995. For the past 15 years, Mr. Mooney has been Chief Executive Officer of Sachem, Inc., a specialty chemicals manufacturer. Mr. Mooney received a B.A. in Economics from the University of Toronto. Mr. Mooney is James P. Mooney's brother. If elected, Mr. Mooney's term will expire in 2006.

                       MARKKU TOIVANEN, age 61, has been a director of the Company since 1991 and currently is a consultant in the base metals industry. He is also Director of Weda Bay Minerals Inc., a public Canadian mining company. During 2000 and until October 2001, Mr. Toivanen served as Senior Vice President of New Business Ventures of Outokumpu Oyj of Espoo, Finland. From 1996 to 2000, Mr. Toivanen served as Senior Vice President Corporate Strategic Development of Outokumpu Oyj. From 1993 to 1996, Mr. Toivanen served as President and Chief Executive Officer of Outokumpu Metals & Resources Oy, the global base metal mining and smelting business of Outokumpu. If elected, Mr. Toivanen's term will expire in 2006.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                       LEE R. BRODEUR, age 75, has been a director of the Company since 1991 and a director of Mooney Chemicals, Inc. since 1987. Mr. Brodeur was employed by the Firestone Tire & Rubber Company, Akron, Ohio from 1951 until his retirement as Vice Chairman in 1986. Mr. Brodeur's term will expire in 2005.

                       FRANK E. BUTLER, age 66, has been a director of the Company since 1996. From 1992 until his retirement in 1997, Mr. Butler was President and General Manager of the Coatings Division of The Sherwin-Williams Company, a manufacturer, distributor and retailer of coatings and related products. From 1957 to 1992, Mr. Butler held various engineering positions in the Chemical Division of Sherwin-Williams. Mr. Butler received a masters degree in chemistry from Iowa State University. Mr. Butler's term will expire in 2004.

                       EDWARD W. KISSEL, age 61, has been a director of the Company since 1999. Mr. Kissel was President and Chief Operating Officer of the Company from June 1999 until December 2002. Since 1993, he has been Chief Executive Officer of Kissel Group, Ltd., a holding company with interests in agriculture, strategic consulting and specialty manufacturing. Between 1990 and 1993, he was President of the Passenger and Light Truck Division of Continental-General

                       Tire, Inc. From 1987 to 1990, he was Vice President of manufacturing and engineering for Engelhard Corp. and previously spent 24 years with the Goodyear Tire & Rubber Co. Mr. Kissel is a director of Myers Industries, Inc. Mr. Kissel's term will expire in 2004.

                       JAMES P. MOONEY, age 55, is Chairman of the Board and has been a director and Chief Executive Officer of the Company since 1991. From 1991 to 1994, Mr. Mooney also was President of the Company. From 1979 to 1991, Mr. Mooney was President and Chief Executive Officer of Mooney Chemicals, Inc. Mr. Mooney is a member of the Board of Trustees of The Cleveland Clinic Foundation. Mr. Mooney received a B.A. degree in history from Quincy University. Mr. Mooney is John E. Mooney's brother. Mr. Mooney's term will expire in 2005.

                       KATHARINE L. PLOURDE, age 51, became a director of the Company in February 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation and serves as a director of several not-for-profit organizations. Ms. Plourde received a B.A. degree in English Literature from Barnard College at Columbia University and an M.B.A. in Finance from Fordham University. Ms. Plourde's term will expire in 2004.

                       WILLIAM J. REIDY, age 62, became a director of the Company in June 2002. Mr. Reidy, a CPA, was the managing partner of the Northeast Ohio practice of Pricewaterhouse Coopers LLP. He retired from Pricewaterhouse Coopers in 1999 after a 35-year career with the firm. In 1980-1981, Mr. Reidy left the firm for two years to serve as the first director of finance for Cleveland's newly elected Mayor George V. Voinovich. Mr. Reidy is a graduate of Leadership Cleveland, and he currently serves on the boards of several nonprofit organizations including Cleveland Clinic Western Region, Cleveland Initiative for Education and Citizens League Research Institute. Mr. Reidy's term will expire in 2005.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held eight meetings during 2002. The Board has a standing Audit and Finance Committee, Compensation Committee and Nominating Committee. During 2002, each director attended at least 75% of the meetings of the Board of Directors and those committees on which he or she served.

     The Audit and Finance Committee is responsible for appointing the Company's independent auditors and for assisting the Board of Directors with oversight of the Company's financial statement reporting processes, as well as providing oversight for the performance of the Company's internal audit and risk management functions and review of any problems identified by the Company's independent auditors. The Committee is not, however, responsible for conducting audits, preparing financial statements or reviewing or assuring the accuracy of any financial statements or filings, all of which remain the responsibility of management or the independent auditors. A copy of the Audit and Finance Committee's current charter was attached as an exhibit to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The members of the Audit and Finance Committee are Messrs. Brodeur, Butler and Reidy, with Mr. Reidy serving as the Committee Chairman. Each member of the Committee is "independent" under the current requirements of the New York Stock Exchange. The Committee met four times in 2002.

     The Compensation Committee, currently composed of Messrs. Lee R. Brodeur and Frank E. Butler, held three meetings during 2002. Mr. Brodeur is the Committee Chairman. The primary functions of the

Compensation Committee are to review and recommend candidates for election as officers of the Company; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Company's Long-Term Incentive Compensation Plan and 2002 Stock Incentive Plan, together with the type and size of such grants; and to determine the bonus levels for key executives and middle management employees under the Company's bonus program.

     The Nominating Committee was formed in February, 2002 and met one time during 2002. The members of the Nominating Committee are Ms. Plourde and Messrs. Butler and Reidy, with Ms. Plourde serving as the Committee Chair. The Committee is responsible for making recommendations to the Board of Directors as to criteria and qualifications for new Board members and for nominees for appointment or election as directors. The Committee will consider recommendations from stockholders for director nominations. Stockholder recommendations must be submitted in writing to the Secretary of the Company and must comply with requirements set forth in the Company's Amended and Restated Bylaws.

COMPENSATION OF DIRECTORS

     Directors who also are executive officers of the Company receive no additional compensation for serving as directors. Outside directors receive an annual director's fee of $50,000 and an annual fee of $5,000 per committee for service on the Audit and Finance Committee, Compensation Committee and Nominating Committee. Committee chairs also receive an additional $5,000 per annum. In addition, each outside director receives a fee of $1,500 for each Board meeting attended. Directors may elect to receive their compensation in the form of cash, stock options or restricted stock under the Company's Non-Employee Directors' Equity Compensation Plan. Under this plan, directors may purchase stock options for a price equal to the difference between the exercise price (75% of fair market value on date of grant) and the fair market value per share. Restricted shares may be purchased at a price equal to the fair market value per share. Directors are reimbursed for their travel and other out-of-pocket expenses incurred in attending Board and committee meetings.

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 2003, information concerning the number of shares of Common Stock of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. No director or executive officer other than James P. Mooney owns more than 1% of the outstanding shares of Common Stock of the Company. As of January 31, 2003, Mr. Mooney owned approximately 2.0% and all directors and executive officers as a group owned approximately 3.9% of such shares. The totals shown below for each person and for the group include shares held personally, shares held under the Company's Profit-Sharing Plan, and shares acquirable within 60 days of the above date by the exercise of stock options granted under the Company's Long-Term Incentive Compensation Plan.

                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)

NAME OF                                  DIRECT OR INDIRECT                         EXERCISABLE
BENEFICIAL OWNER                            OWNERSHIP(2)      PROFIT-SHARING PLAN   OPTIONS(3)      TOTAL
----------------                         ------------------   -------------------   -----------   ---------
Lee R. Brodeur.........................         5,183                    -             26,248        31,431
Frank E. Butler........................             -                    -             18,510        18,510
Edward W. Kissel.......................        30,700                    -            155,000       185,700
James M. Materna.......................         1,050                2,942            167,000       170,992
Thomas R. Miklich......................        35,450                   --              4,633        40,083
James P. Mooney........................        38,883                  835            532,554       572,272
John E. Mooney.........................        11,682                    -              8,987        20,669
Katharine L. Plourde...................         1,000                    -              2,700         3,700
William J. Reidy.......................             -                    -              1,000         1,000
Michael J. Scott.......................         5,000                4,030             63,117        72,147
Markku Toivanen........................             -                    -              5,918         5,918
All Directors and Executive Officers as
  a Group (consisting of 11 persons)...       128,948                7,807            985,667     1,122,422

---------------

(1) Each person has sole voting and investment power with respect to all shares shown, except as indicated below.

(2) James P. Mooney's shares include 7,630 shares held in a private foundation, of which Mr. Mooney is president. Mr. Mooney has shared voting and investment power with respect to these shares.

(3) Represents shares subject to stock options that were exercisable at January 31, 2003 or within 60 days of that date. For James P. Mooney, the number of shares subject to exercisable options includes 392,554 shares covered by options transferred to a limited partnership in accordance with the terms of the Company's Long-Term Incentive Compensation Plan. Mr. Mooney is the general partner of the limited partnership to which the options have been transferred.

     The following table sets forth, as of December 31, 2002, information concerning each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, except the information with respect to Ardsley Advisory Partners is provided as of February 10, 2003.

NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
BENEFICIAL OWNER                                             BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                          --------------------   ----------------
Ardsley Advisory Partners, et al...........................       4,124,200              14.50%
  262 Harbor Drive
  Stamford, CT 06902 (1)
Wellington Management Company, LLP.........................       1,920,000               6.81%
  75 State Street
  Boston, MA 02109 (2)
OppenheimerFunds, Inc......................................       1,524,900               5.41%
  498 Seventh Avenue
  New York, NY 10018 (3)

---------------

(1) Information regarding share ownership was obtained from the Schedule 13G filed on December 4, 2002 and the Form 4 filed on February 12, 2003, both filed jointly by Ardsley Advisory Partners, Ardsley Offshore Fund Ltd., Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P., Augusta Partners L.P., Ardsley Partners I, Philip J. Hempleman, the Carter Hempleman Trust, the Spencer Hempleman Trust, the Hempleman Family Trust, and Marion Lynton. The Form 4 reports the following beneficial ownership of shares by the joint filers: Ardsley Offshore Fund -- 1,175,000 shares; Ardsley Partners Fund II -- 1,025,000 shares; Ardsley Partners Institutional Fund -- 535,000 shares; Augusta Partners -- 515,000 shares; Philip J. Hempleman, the managing partner of Ardsley Advisory Partners and Ardsley Partners I -- 540,000 shares; the Carter Hempleman Trust -- 92,000 shares; the Spencer Hempleman Trust -- 92,000 shares; the Hempleman Family
    Trust -- 100,000 shares; and Marion Lynton -- 50,000 shares. The Schedule 13G reports that Ardsley Advisory Partners, Ardsley Partners I and Phillip
    J. Hempleman have shared voting and dispositive power over all of the shares reported on the Schedule 13G and that each of Ardsley Offshore Fund, Ardsley Partners Fund II, Ardsley Partners Institutional Fund, Augusta Partners, Philip J. Hempleman, the Carter Hempleman Trust, the Spencer Hempleman Trust, the Hempleman Family Trust and Marion Lynton has shared voting and dispositive power over the shares it holds directly. Ardsley Advisory Partners and Ardsley Partners I each disclaim any beneficial ownership of any of the shares to which the Schedule 13G or Form 4 relate for purposes of
    Section 16 of the Securities Exchange Act of 1934, except as to such shares in which each such person may be deemed to have an indirect pecuniary interest pursuant to Rule 16a-1(a)(2) under such Act.

(2) Information regarding share ownership was obtained from the Schedule 13G filed on February 12, 2003 by Wellington Management Company, LLP. Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company, LLP, acquired such shares being reported by its parent holding company. Wellington Management Company, LLP has shared voting power with respect to 1,090,000 of the shares listed above and has sole dispositive power with respect to all 1,920,000 shares.

(3) Information regarding share ownership was obtained from the Schedule 13G filed on February 12, 2003 by OppenheimerFunds, Inc., which has sole dispositive power with respect to all 1,524,900 shares. OppenheimerFunds, Inc. has disclaimed beneficial ownership of these shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned and awarded to the Company's Chief Executive Officer and the Company's next most highly compensated executive officers for services rendered during 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                   -----------------------------------------   ---------------------------------
                                                                                       AWARDS            PAYOUTS
                                                                               -----------------------   -------
                                                                                            SECURITIES
                                                                                            UNDERLYING
                                                                               RESTRICTED     STOCK
NAME AND PRINCIPAL                                            OTHER ANNUAL       STOCK       OPTIONS      LTIP        ALL OTHER
POSITION                    YEAR     SALARY      BONUS(1)    COMPENSATION(2)   AWARDS(3)     (SHARES)    PAYOUTS   COMPENSATION(4)
------------------          ----   ----------   ----------   ---------------   ----------   ----------   -------   ---------------
James P. Mooney...........  2002   $1,140,000   $      -0-      $ 68,323       $      -0-     30,000      $-0-        $ 12,600
Chairman & CEO              2001      785,500    1,140,000           -0-        1,776,000     10,000       -0-         274,200
                            2000      640,500    1,123,000           -0-              -0-    100,000       -0-         178,500
Thomas R. Miklich.........  2002      316,667      156,000       106,254        1,860,600     21,000       -0-         107,840
CFO (5)
Michael J. Scott..........  2002      380,000       95,000           -0-              -0-        -0-       -0-           2,100
Vice President, General
  Counsel & Secretary (5)
Edward W. Kissel..........  2002      750,000          -0-           -0-              -0-        -0-       -0-          25,359
Former President & COO      2001      540,500      563,000           -0-        1,184,000     20,000       -0-         168,750
                            2000      485,500      665,000           -0-              -0-     65,000       -0-          92,929
James M. Materna..........  2002      360,000          -0-           -0-              -0-        -0-       -0-          12,328
Former CFO                  2001      339,500      288,000           -0-          592,000     20,000       -0-          92,850
                            2000      296,500      360,000           -0-              -0-     50,000       -0-          68,940

---------------

(1) No discretionary bonus was paid to any named executive officer for 2002. Mr. Miklich's employment agreement with the Company provides for a guaranteed bonus of $156,000 for the fiscal year 2002, and Mr. Scott's employment agreement with the Company provides for a guaranteed bonus of not less than 25% of his salary.

(2) This column includes $63,358 for Mr. Mooney's personal use of the Company's aircraft and reflects a tax gross-up paid to Mr. Miklich related to an inducement payment made to him in connection with entering into his employment agreement.

(3) Pursuant to Mr. Miklich's employment agreement with the Company, the Company awarded him 28,000 shares of restricted stock in connection with the commencement of his employment in 2002. The dollar amount shown for Mr. Miklich equals the 28,000 shares granted multiplied by the stock price on the grant date ($66.45). Mr. Miklich's restricted stock will vest in equal increments over a seven-year period on each of May 1, 2003, 2004, 2005, 2006, 2007, 2008 and 2009. Dollar amounts shown in this column for 2001 equal the number of shares of restricted stock granted (30,000 shares to Mr. Mooney; 20,000 shares to Mr. Kissel and 10,000 shares to Mr. Materna) multiplied by the stock price on the grant date ($59.20). One-third of the restricted stock awards granted in 2001 to Mr. Mooney vested on December 31, 2002, and the remaining shares will vest in equal increments on each of December 31, 2003 and 2004. Of the restricted stock awards granted in 2001 to Mr. Kissel and Mr. Materna, all of Mr. Kissel's shares and one-third of Mr. Materna's shares ceased to be restricted as a result of their separation of employment from the Company prior to the end of 2002. The valuations shown do not take into account the diminution in value attributable to the restriction applicable to the shares. Dividends have been paid, and will be paid in the future to the extent declared, on all restricted stock shown above. As of December 31, 2002, Mr. Mooney held 20,000 shares of restricted stock with a value of $137,600, Mr. Miklich held 28,000 shares of restricted stock with a value of $192,640 and Mr. Scott held 3,333 shares of restricted stock with a value of $22,931.

(4) For 2002, this column reflects amounts paid as dividends on shares of restricted stock, as follows: Mr. Mooney -- $12,600; Mr. Miklich -- $7,840; Mr. Scott -- $2,100; Mr. Kissel -- $25,359; and Mr. Materna -- $4,200. For
    Mr. Miklich, this column includes $100,000 paid to him as an inducement payment in connection with his entering into his employment agreement with the Company. For Mr. Materna, this column includes amounts reflecting the continuation of certain benefits paid by the Company following his cessation of employment and after the period during which such benefits were provided under his employment agreement, as follows: $5,212 for car lease payments; $2,706 for health insurance premiums and $210 for term life insurance premiums.

(5) Mr. Miklich joined the Company as an executive officer as of May 1, 2002. Mr. Scott became an executive officer of the Company on February 11, 2002.

     The following table sets forth additional information concerning grants of stock options made during 2002 to the named executive officers pursuant to the Company's Long-Term Incentive Compensation Plan. Mr. Mooney's stock options have a 10-year term and became fully exercisable at December 31, 2002. Mr. Miklich's stock options have a 10-year term and become exercisable in equal annual increments over the first three years following the grant. The option price for these stock options is the closing sale price of the Company's Common Stock on the date of grant. No stock appreciation rights were granted in 2002.

                             OPTION GRANTS IN 2002

                                           INDIVIDUAL GRANTS
                           --------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                        PERCENTAGE                                 ASSUMED ANNUAL RATES OF
                           NUMBER OF     OF TOTAL                                    STOCK APPRECIATION
                           SECURITIES    OPTIONS                                       FOR OPTION TERM
                           UNDERLYING   GRANTED TO                              -----------------------------
                            OPTIONS     EMPLOYEES    EXERCISE OR   EXPIRATION
NAME                        GRANTED      IN 2002     BASE PRICE       DATE           5%              10%
----                       ----------   ----------   -----------   ----------   -------------   -------------
James P. Mooney..........    30,000         59%        $62.20      2/11/2012     $1,173,517      $2,973,923
Thomas Miklich...........    21,000         41%         66.45       5/1/2012        877,591       2,223,988
Michael J. Scott.........         -          -              -              -              -               -
Edward W. Kissel.........         -          -              -              -              -               -
James M. Materna.........         -          -              -              -              -               -

                  AGGREGATED OPTION EXERCISES DURING 2002 AND
                          FISCAL YEAR-END OPTION VALUE

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          SHARES                        OPTIONS AT 12/31/02               12/31/02(2)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   -----------   -------------
James P. Mooney.......    55,511      $  979,214      532,554(3)          -            -              -
Thomas Miklich........         -               -        4,633(4)     21,000            -              -
Michael J. Scott......         -               -       63,117             -            -              -
Edward W. Kissel......         -               -      155,000             -            -              -
James M. Materna......    44,100       1,868,283      167,000             -            -              -

---------------

(1) Market value of shares at date of exercise less exercise price.

(2) An option is considered in-the-money when the fair market value of the shares is greater than the exercise price of the option. No options granted by the Company to named executive officers were in-the-money at December 31, 2002.

(3) Includes 392,554 shares subject to stock options that were transferred in accordance with the terms of the Company's Long-Term Incentive Compensation Plan to a limited partnership in which Mr. Mooney is the general partner.

(4) Represents shares subject to options granted under the Company's Non-Employee Directors' Equity Compensation Plan during the period Mr. Miklich was a non-employee director of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     Executive Compensation Policy. The Compensation Committee of the Board of Directors, comprised solely of outside directors of the Company, is responsible for setting the policies and approving the practices of the Company in its compensation to officers of the Company and its subsidiaries, including those executive officers named in the compensation tables in this Proxy Statement. The Committee's general policy on executive compensation is to provide a significant incentive to management to achieve annual profit goals and to increase the value of the Company's stock. The policy is intended to cause a significant portion of total executive compensation to be contingent upon Company performance and in the form of annual and longer-term incentives.

     In carrying out its responsibilities in 2002, the Committee considered the following:

     1. the Company's financial performance;

     2. the Company's general policies and practices for compensation of employees;

     3. the recommendations of the Company's management concerning compensation of individual key employees; and

     4. advice from independent compensation consultants concerning the Company's compensation policies, including how its policies and practices compare to the policies and practices of other comparable companies.

     The three major components of the Company's executive officer compensation program are (1) base compensation and annual adjustments paid pursuant to employment contracts with named executive officers, (2) annual bonuses paid pursuant to the Bonus Program for Key Executives and Middle Management, and (3) stock options issued at fair market value pursuant to the Company's 1998 Long-Term Incentive Compensation Plan and 2002 Stock Incentive Plan.

     Employment Contracts with Current Named Executive Officers. The Company has entered into employment contracts with each of its named executive officers. The employment contracts establish the position of each named executive officer and provide that the named executive officer will devote his full professional attention to the Company, and that the Company will not materially decrease his level of responsibility. Each contract provides for automatic yearly renewals unless the contract is terminated by either party upon six months' prior notice, and the contracts for Messrs. Mooney and Miklich will have a remaining term of 36 months following each renewal.

     Each contract provides for base compensation that may be increased annually, but not decreased. In considering annual adjustments to a named executive officer's base compensation, the Committee considers both Company and individual performance. In addition, executive officers' base salaries are targeted between the median and 75th percentile of comparably sized companies in the chemical and non-durable goods manufacturing industries. Each contract also provides that annual bonuses may be paid pursuant to the Company's bonus programs in effect from time to time, and Mr. Scott's contract provides for an annual bonus of not less than 25% of his then current base compensation.

     The Company may terminate each contract at any time with or without cause. If terminated for cause, a named executive officer is entitled to compensation accrued up to the time of termination. If terminated without cause, Messrs. Mooney and Miklich are entitled to receive base compensation, a bonus not less than 75% of the base compensation and fringe benefits due under the contract until the expiration of the current contract term. Mr. Scott is entitled to receive base compensation, bonus and fringe benefits in accordance with his employment contract for one year if his employment is terminated without cause. If Messrs. Mooney or Scott resign for any reason, they are entitled to accrued compensation and to receive all base compensation for three months following the effective date of termination of their employment. If Mr. Miklich resigns for any reason after November 30, 2004, he is entitled to receive for 12 months the amounts he would receive if terminated without cause.

     In addition, Messrs. Materna and Kissel had employment contracts with the Company that provided for certain types of payments to them in connection with their cessation of employment. Payments made to Mr. Materna in that regard are reflected as appropriate in the summary compensation table in this Proxy Statement, and the Company and Mr. Kissel are in discussions with respect to payments to be made under his employment contract in connection with his separation from the Company.

     Bonus Program for Key Executives and Middle Management. Under this bonus program, the Committee may award bonuses in its discretion, considering performance by individual employees and the Company's performance. For 2002, the Committee reviewed the Company's performance against a predetermined consolidated operating profit goal approved by the Board of Directors. This operating profit goal was not attained and no discretionary bonuses were paid.

     1998 Long-Term Incentive Compensation Plan. Executive officers and other key employees also received compensation pursuant to the Company's 1998 Long-Term Incentive Compensation Plan. This plan provides for the granting of stock options, stock appreciation rights, restricted stock awards and phantom stock. The plan is administered by the Compensation Committee, which is authorized to determine those participants to receive awards, the type of the awards made to participants and the terms and conditions applicable to each award. The total number of shares of Common Stock subject to this plan each year is 1.5% of the total number of issued and outstanding shares of the Company's Common Stock as of December 30 of the preceding calendar year.

     2002 Stock Incentive Plan. The Company's 2002 Stock Incentive Plan allows grants of incentive and nonstatutory stock options, as well as restricted stock awards. Any of the Company's non-employee directors and the Company's or its subsidiaries' executive officers or other key employees may be selected to participate in the plan. The plan is administered by the Compensation Committee, which selects the participants and determines the type and amounts of awards granted and the terms and conditions applicable to each award.

     The maximum number of shares available under the plan is 1,400,000. The number of shares, whether in the form of stock options or restricted stock, available for grant in any calendar year to any one person may not exceed 200,000, and the total number of restricted shares granted under the plan may not exceed 280,000. The option exercise price of options is established by the Committee but may not be less than the per share fair market value of the Common Stock on the date of the stock option's grant, subject to specific adjustments. The term and exercisability of each option is fixed by the Committee, but options may not be exercised within one year from the date of grant or more than ten years after the date of grant. All outstanding options become fully exercisable, and all restrictions on restricted stock awards are deemed satisfied, upon a change of control of the Company.

     CEO Compensation. In setting Mr. James P. Mooney's compensation for 2002, the Committee considered the Company's financial performance during the previous four quarters, Mr. Mooney's personal performance and comparative data on the salaries for chief executive officers of comparably-sized companies in the chemical and non-durable goods manufacturing industries. The Committee also considered various factors of corporate performance, including profitability, market position, productivity, product leadership and the balancing of short-term and long-term goals.

     Mr. Mooney's contract also provides for discretionary bonuses in accordance with the Bonus Program for Key Executives and Middle Management. The Committee reviewed the Company's 2002 performance against the predetermined consolidated operating profit goal for 2002. Based upon the Company's level of attainment of the operating profit goal and the Company's current financial condition, the Company did not pay any annual bonus to Mr. Mooney for 2002.

     On February 11, 2002, the Committee approved a grant of an option for 30,000 shares to Mr. Mooney under the Long-Term Incentive Compensation Plan. In determining the size of the award, the Committee considered the size of similar awards to chief executive officers with pay and responsibility comparable to that of Mr. Mooney and its qualitative assessment of Mr. Mooney's performance.

                                          Compensation Committee

                                          Lee R. Brodeur, Chairman
                                          Frank E. Butler

PERFORMANCE COMPARISONS

     The chart set forth below compares the Company's cumulative total stockholder return to that of the Standard & Poor's 500 Index and the S&P Specialty Chemicals Index. In all cases, the information assumes $100 invested on December 31, 1997 and is presented on a dividends reinvested basis.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                    (AMONG OM GROUP, INC., THE S&P 500 INDEX
                     AND THE S&P SPECIALTY CHEMICALS INDEX)
[PERFORMANCE CHART]

                                                     OM GROUP, INC.                  S&P 500             S&P SPECIALTY CHEMICALS
                                                     --------------                  -------             -----------------------
12/97                                                    100.00                      100.00                      100.00
12/98                                                    100.59                      128.58                       91.03
12/99                                                     95.98                      155.64                      102.90
12/00                                                    153.81                      141.46                       85.72
12/01                                                    188.02                      124.65                       91.66
12/02                                                     19.68                       97.10                      103.21

                                 12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001   12/31/2002
------------------------------------------------------------------------------------------------------------
OM Group, Inc.                    $100.00      $100.59      $ 95.98      $153.81      $188.02      $ 19.68
------------------------------------------------------------------------------------------------------------
S&P 500 Index                      100.00       128.58       155.64       141.46       124.65        97.10
------------------------------------------------------------------------------------------------------------
S&P Specialty Chemicals Index      100.00        91.03       102.90        85.72        91.66       103.21

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS
                             (ITEM 2 ON THE PROXY)

     Ernst & Young LLP ("E&Y") served as the Company's independent auditors for the year ended December 31, 2002. The Audit and Finance Committee has the responsibility for the appointment of the Company's independent auditors and has appointed E&Y as independent auditors for the Company for the year ending December 31, 2003. Representatives of E&Y will be in attendance at the Annual Meeting where they will have the opportunity to make a statement, and, if requested, will be available to respond to questions from the stockholders.

     Item 2 on the proxy is a request from the Board of Directors that the stockholders vote to ratify the appointment of E&Y as independent auditors. The affirmative vote of a majority of shares present in person or by proxy at the meeting is required to ratify this appointment.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The Audit and Finance Committee has reviewed and discussed with management of the Company and with the Company's independent auditors, E&Y, the consolidated financial statements of the Company and its subsidiaries to be set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Audit and Finance Committee has (a) discussed with E&Y those matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," (b) received from E&Y the written communications required by Independence Standards Board Standard No. 1, and (c) discussed with E&Y its independence from the Company and management. E&Y has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit and Finance Committee recommends to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                          Audit and Finance Committee

                                          William J. Reidy, Chairman
                                          Lee R. Brodeur
                                          Frank E. Butler

AUDIT FEES

     The aggregate fees billed by E&Y for the audit of the Company's annual financial statements and review of the Company's quarterly financial statements for fiscal year 2002 were $1,598,200.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     E&Y did not render any services relating to financial information systems design and implementation during 2002.

ALL OTHER FEES

     The aggregate fees billed by E&Y for all other services, other than those stated under the caption Audit Fees, were $2,824,800. The fees consisted of (a) $872,100 for audit-related services that generally included statutory and employee benefit plan audits and services in connection with business acquisitions and registration statements filed with the Securities and Exchange Commission, and (b) $1,952,700 for tax-related services that generally included tax and employee benefit plan compliance and tax advisory services.

     The Audit and Finance Committee and the Board of Directors considered the independence of E&Y and determined that the performance of non-audit services during 2002 did not affect its independence.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to the Company during 2002 and Forms 5 furnished with respect to 2002, no director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis during 2002 or prior fiscal years any reports required by Section 16(a), except that Mr. James P. Mooney failed to file a report for his contribution of 7,630 shares in December 2001 to a private foundation and Mr. Reidy's initial Form 3 report was filed late.

                             STOCKHOLDER PROPOSALS
                          FOR THE 2004 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the 2004 annual meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company no later than December 5, 2003.

     Any stockholder who intends to present a proposal at the 2004 annual meeting other than for inclusion in the Company's proxy statement and form of proxy must deliver the proposal to the Company at its executive offices not later than April 14, 2004, or such proposal will be untimely. If a stockholder fails to submit the proposal by April 14, 2004, the Company reserves the right to exercise discretionary voting authority on the proposal.

                                          OM GROUP, INC.

                                          Michael J. Scott
                                          Secretary

                                DETACH CARD HERE
 -------------------------------------------------------------------------------

                                 OM GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Thomas R. Miklich, James P. Mooney and Michael J. Scott, or any of them, with full power of substitution, to vote the shares of the undersigned at the 2003 Annual Meeting of Stockholders of OM Group, Inc. to be held on May 6, 2003, and at any adjournment thereof as follows:

  THE BOARD OF DIRECTORS RECOMMENDS THAT VOTES BE CAST FOR THE ELECTION OF THE
                        NOMINEES AND IN FAVOR OF ITEM 2.

1. Election of Directors.

    [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY
        (except as listed to the contrary below).        to vote for all nominees listed below.

                       JOHN E. MOONEY AND MARKKU TOIVANEN

(INSTRUCTIONS: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE

      THAT NOMINEE'S NAME ON THE LINE BELOW).

--------------------------------------------------------------------------------

2. Ratification of the Appointment of Ernst & Young LLP as Independent Auditors of the Company.

[ ]  FOR                        [ ]  AGAINST                        [ ]  ABSTAIN

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                DETACH CARD HERE
 -------------------------------------------------------------------------------

                        (Continued from the other side)

IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES ABOVE AND IN FAVOR OF ITEM 2.

                                                  Dated: --------------- , 2003

                                                  ------------------------------
                                                  Signature(s)

                                                  ------------------------------

                                                  Please sign exactly as name
                                                  appears hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give your full title
                                                  as such. In case of a
                                                  corporation, a duly authorized
                                                  officer should sign on its
                                                  behalf.